RADIATION THERAPY SERVICES, INC. SHAREHOLDERS APPROVE MERGER AGREEMENT

•	Closing currently expected to be February 21, 2008

•	All material regulatory approvals have been received

•	Class action lawsuit settled in principle

Fort Myers, Florida - February 6, 2008 - Radiation Therapy Services, Inc. (NASDAQ: RTSX) (the “Company”) announced today that at the special meeting of shareholders held today its shareholders voted to approve the Agreement and Plan of Merger dated as of October 19, 2007 among the Company, Radiation Therapy Services Holdings, Inc. and RTS MergerCo, Inc. (the “Merger Agreement”). Holders of 18,057,310 shares, representing approximately 99.7% of the total number of shares of common stock that voted on the matter, voted in favor of approval of the Merger Agreement. Upon completion of the merger, each outstanding share of the Company’s common stock (other than certain shares as described in the Merger Agreement) will be converted into the right to receive $32.50 in cash, without interest. Radiation Therapy Services Holdings, Inc. is owned by an affiliate of Vestar Capital Partners, a leading international private equity firm. The Company currently expects that the transactions contemplated by the Merger Agreement will be consummated on February 21, 2008, subject to the satisfaction of the conditions to closing under the Merger Agreement. All material regulatory approvals that are required to be obtained as a condition to the closing of the merger under the Merger Agreement have been received.

As previously disclosed, two lawsuits were filed in connection with the proposed merger on October 24, 2007 and November 16, 2007, respectively, against the Company, each of the Company’s directors and Vestar Capital Partners as purported class actions on behalf of the public shareholders of the Company in the Circuit Court of Lee County, Florida. On January 3, 2008, the plaintiff in the first case voluntarily dismissed his claims. The second case was settled in principle on February 1, 2008 by the parties with no admission of any liability. The settlement is subject to court approval and consummation of the transactions contemplated by the Merger Agreement. At this time there are no other pending actions challenging the proposed merger.

About Radiation Therapy Services, Inc.

Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company’s 84 treatment centers are clustered into 27 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site http://www.rtsx.com. RTSXG

About Vestar

Vestar Capital Partners is a leading international private equity firm specializing in management buyouts and growth capital investments. The firm’s investment strategy is targeted towards companies in the U.S., Europe and Japan with valuations in the $100 million to $5 billion range. Since the firm’s founding in 1988, the Vestar funds have completed over 60 investments in companies with a total value of approximately $22 billion. These companies have varied in size and geography and span a broad range of industries. The firm’s strategy is to invest behind incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way with the overriding goal to build long-term franchise value. Vestar currently manages funds with committed capital totaling approximately $7 billion and has offices or affiliates operating in New York, Boston, Denver, Milan, Munich and Tokyo.

Forward-Looking Statements

This press release includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the completion of the transaction. These statements are based on the current expectations of management of Radiation Therapy Services, Inc. There are a number of risks and uncertainties that could cause actual events to differ materially from the forward-looking statements included in this press release. For example, among other things, conditions to the closing of the transaction may not be satisfied and the closing of the transaction may involve unexpected delays. Additional factors that may affect the future events or results of Radiation Therapy Services, Inc. are set forth in its filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q as well as in the proxy statement relating to the proposed merger, which are available at http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David Watson, CFO
Radiation Therapy Services, Inc.
(239) 931-7281

Media Contact:

Jason Rando
The Ruth Group
(646) 536-7025